U. S. SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549



                                   FORM 8K

                               CURRENT REPORT



                       PURSUANT TO SECTION 13 OR 15(d)

                   OF THE SECURITIES EXCHANGE ACT OF 1934




                     Date of Report:  November 15, 1996



                       Commission File Number 02-22606





                    BRITTON & KOONTZ CAPITAL CORPORATION






      Mississippi                                         64-0665423
(State of Incorporation)                                 (IRS Employer
                                                      Identification No.)



                500 Main Street, Natchez, Mississippi  39120

                          Telephone:  (601)445-5576



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                     BRITTON & KOONTZ CAPITAL CORPORATION
                               AND SUBSIDIARY


                                    INDEX









Item 5.  Third Quarter 1996 results and Declaration of Semi-Annual Dividend


SIGNATURE

Britton & Koontz Capital Corporation

500 Main Street
P O Box 1407
Natchez, MS   39121

601-445-5576
601-445-2488 Fax
http://www.bkbank.com
corporate@bkbank.com

      FOR IMMEDIATE RELEASE:            FOR MORE INFORMATION:
      November 12, 1996                 W. Page Ogden, President & CEO
      for ticker BKBK                   Bazile R. Lanneau, Jr., Vice President


BRITTON & KOONTZ REPORTS THIRD QUARTER 1996 RESULTS AND
DECLARES SEMI-ANNUAL DIVIDEND

      Natchez, Mississippi (November 12, 1996) - Britton & Koontz Capital Corporation (Nasdaq/Symbol BKBK) today announced results for the third quarter of 1996. Net income for the quarter was $322 thousand compared to $571 thousand for the same period in 1995. Earnings per share amounted to $.73 in 1996 compared to $1.29 in 1995.

      Net income for the first nine months was $1.374 million compared to $1.613 for the same period in 1995. Earnings per share amounted to $3.10 in 1996 compared to $3.65 in 1995 on 443 thousand shares outstanding.

      The primary reason for the lower third quarter earnings was non-recurring expense. The most significant item was a $257 thousand one-time FDIC assessment on SAIF deposits acquired in the 1993 merger with Natchez First Federal Savings Bank.

      In addition to the release of third quarter results, the Corporation also declared a semi-annual dividend of $1.20 per share. The dividend is payable December 13 to shareholders of record as of November 29, 1996. When added to the June dividend of $.80 per share, the December dividend brings the total dividend for 1996 to $2.00 per share. In 1995, the Corporation paid $.75 in June and $1.15 in December for total dividends of $1.90 per share.

      Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz First National Bank which operates three full service offices in Natchez. As of September 30, 1996, the Company reported assets of $151.4 million and equity of $16.4 million with 441,072 shares outstanding.

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                                  SIGNATURE


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.


                             BRITTON & KOONTZ CAPITAL CORPORATION




      November 15, 1996      /s/ W. Page Ogden
                             W. Page Ogden
                             President and Chief Executive
                             Officer